Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2020 FIRST QUARTER

OKLAHOMA CITY, Oklahoma…May 6, 2020… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the first quarter ended March 31, 2020.

First Quarter 2020 Summary

•	Net sales of $83.4 million
•	Net loss of $19.5 million
•	Adjusted EBITDA(1) of $15.6 million, which includes an adjustment for certain legal fees of $3.3 million
•	El Dorado facility achieves record ammonia production for the quarter
•	8% increase in overall sales volumes including a 21% increase in UAN sales volumes versus the first quarter of 2019

“We were pleased with the performance of our chemical manufacturing facilities in the first quarter as we continue to see improvements in on-stream rates and overall production from the investments that we made over the last several years,” stated Mark Behrman, LSB Industries’ President and CEO.  “Despite the impacts of the COVID-19 pandemic on the U.S. economy, our facilities remain fully operational and we expect a material year-over-year improvement in results for full year 2020. While we operated well for the quarter, our financial results reflected lower selling prices for both our agricultural and industrial products, partially offset by stronger sales volumes and lower natural gas prices.”

“Pricing was down for all of our major agricultural product categories during the first quarter reflecting the continued oversupply of ammonia in our primary end markets, increased imports of some of our downstream products, and a slow start to the pre-spring fertilizer application season due to wet weather.  Pricing for our industrial products was also impacted by the excess ammonia inventory in the U.S. distribution channel, a condition we believe will be at least partially alleviated in the coming quarters.”

Mr. Behrman continued, “As I mentioned, our facilities operated well during the first quarter. El Dorado delivered a particularly strong performance, with a 99% ammonia plant on-stream rate and record ammonia production volume averaging 1,350 tons per day for the quarter. Cherokee and Baytown continued their consistent performance and Pryor had a noteworthy year-over-year increase in UAN production volume, which helped to partially offset the weaker pricing. The strong operations at all our facilities were the direct result of the extensive maintenance and upgrade work that we completed during the last several years that we expect will lead to strong production volume improvement throughout 2020.”

“Even more importantly than our focus on operating efficiency is our top priority of safe operations, which has a new meaning during the current global health crisis. As such, we have implemented an array of protocols and procedures to ensure the health of our employees and personnel. These include daily health screening, including temperature checks and questionnaires, use of proper personal protection equipment, regular disinfection and cleaning of equipment and workspaces, social distancing, working from home where appropriate and quarantining

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(1) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

of employees according to specific protocols. Thus far, our efforts have been successful as we have had no employees contract the virus. We will maintain our discipline in this regard for however long the current health risk persists.  Our overall increased focus on safety led us to achieve no recordable injuries for the quarter.”

“With respect to our outlook for 2020, COVID-19 has placed the entire U.S. and global economy in an unprecedented situation and resulted in various levels of uncertainty across our end markets.  On the agricultural side, in late February, the USDA increased its 2020 forecast for total corn acres to be planted in 2020 to 97 million, up from an expected 94 million acres, and 2019 plantings of 90 million. Over the past month, we have seen a strong pickup in orders and shipments of all our fertilizer products that is consistent with an upswing in planting activity.  Potentially impacting our agricultural business in the second half of the year is the current drop in demand for ethanol, a corn-based fuel additive, due to significantly reduced vehicle use as people remain at home.  We are monitoring this situation closely.  On the industrial and mining side of our business, over the last month we have seen some pull back in demand for various products that are ultimately used in the auto manufacturing, home building, power generation, water treatment and coal and metals mining industries.  We are working hard to at least partially offset some of this lost demand with new business and are shifting some of our production towards agricultural products, given the current high level of demand.”

“In response to the uncertainties and demand headwinds being caused by the pandemic crisis, we have taken several decisive actions to control our costs and maintain liquidity until the business environment stabilizes and visibility improves.  Specifically, we have halted spending of certain plant expenses and SG&A until the impacts of the crisis have abated.  Additionally, we have deferred between $5 million and $6 million of capital expenditures not related to Environmental, Health and Safety investments until the fourth quarter of 2020.  Finally, we have received $10 million under the Paycheck Protection Program established by the federal government’s CARES act. We believe our liquidity as of the end of the first quarter, coupled with the funds from the PPP loan in April, provide us with ample liquidity needed to maintain the continuity of our business and hedge against the uncertainty of the impact of Covid-19 on our markets while fully maintaining our skilled employee base and operating our facilities at high production rates.”

Mr. Behrman concluded, “Our primary focus at this time is on the health and safety of our employees and all of the people we come in contact with on a day-to-day basis as we run our business.  After that, our goal is to achieve and maintain the operational targets we have set out for our facilities.  We performed well in this regard during the first quarter and thus far in the second quarter and expect to continue to do so for the balance of the year.  As a result, despite the headwinds to our industry and our business created by COVID-19, we continue to believe in our ability to deliver year-over-year improvement in EBITDA and cash flow in 2020.”

	Three Months Ended March 31,
	2020		2019
	(Dollars in thousands)
Net Sales by Market Sector	Net Sales	Sector Mix	Net Sales	Sector Mix	% Change
Agricultural	$ 41,458	50%	$ 46,820	50%	(11) %
Industrial	35,206	42%	37,850	40%	(7) %
Mining	6,747	8%	9,482	10%	(29) %
	$ 83,411		$ 94,152		(11) %

Comparison of 2020 to 2019 quarterly periods:

•

Net sales of our agricultural products were down during the quarter relative to the prior year period driven by weaker pricing for agricultural ammonia, UAN, and HDAN. The weaker pricing for these products reflects a buildup of ammonia inventory in our primary markets over the course of 2019 resulting from extremely wet weather that negatively impacted both the planting and harvesting seasons, imports of certain products, and closure of the Magellan Pipeline in September 2019. Partially offsetting the weaker selling prices were higher sales volumes of all three products, largely attributable to improved production from our facilities resulting from our extensive turnarounds and other maintenance and upgrades performed over the last several years.

•

Net sales of our industrial and mining products decreased due to lower selling prices. Industrial product selling prices are principally indexed to the benchmark Tampa ammonia contract price which reflects the aforementioned factors resulting in the excess ammonia inventory in the U.S. market. Additionally, a large portion of our mining sales contracts are linked to natural gas indexes, and as the cost of natural gas declines, the pricing for these products declines accordingly.

•	The year-over-year change in operating loss and adjusted EBITDA was primarily the result of the weaker selling prices partially offset by lower gas cost and higher production.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended March 31,
Product (tons sold)	2020	2019	% Change
Urea ammonium nitrate (UAN)	114,689	94,577	21%
High density ammonium nitrate (HDAN)	65,874	59,845	10%
Ammonia	20,510	19,205	7%
Other	2,946	3,328	(11) %
	204,019	176,955	15%

Average Selling Prices (price per ton) (A)
UAN	$150	$ 213	(30) %
HDAN	$198	$ 232	(15) %
Ammonia	$235	$ 357	(34) %

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial products:

	Three Months Ended March 31,
Product (tons sold)	2020	2019	% Change
Ammonia	70,528	74,834	(6) %
Nitric acid	25,823	22,375	15%
Other Industrial Products	10,888	8,274	32%
	107,239	105,483	2%

Tampa Ammonia Benchmark (price per metric ton)	$ 250	$ 280	(11) %

The following table indicates the volumes sold of our major Mining products:

	Three Months Ended March 31,
Product (tons sold)	2020	2019	% Change
LDAN/HDAN/AN solution	30,723	36,615	(16) %
Input Costs
Average natural gas cost/MMBtu	$ 2.09	$ 2.91	(28) %

Financial Position and Capital Expenditures

As of March 31, 2020, our total cash position was $37.5 million. Additionally, we had approximately $20.5 million of borrowing availability under our Working Capital Revolver giving us total liquidity of approximately $58 million. Total long-term debt, including the current portion, was $490.5 million at March 31, 2020 compared to $459.0 million at December 31, 2019. The increase in long-term debt largely reflects a use of funds from our revolver as we preemptively borrowed on the revolver to ensure access to liquidity given the uncertainty surrounding COVID-19. The aggregate liquidation value of the Series E Redeemable Preferred at March 31, 2020, inclusive of accrued dividends of $111.3 million, was $251.1 million.

Interest expense for the first quarter of 2020 was $13.5 million compared to $11.0 million for the same period in 2019.

Capital expenditures were approximately $10.7 million in the first quarter of 2020 of which approximately half relates to capital costs incurred in the fourth quarter of 2019 but paid during the first quarter of 2020. For the full year of 2020, total capital expenditures related to capital work performed in 2020 are expected to be between $25 million and $30 million, inclusive of investments to be made for margin enhancement purposes.

Conference Call

LSB’s management will host a conference call covering the first quarter results on Thursday, May 7, 2020 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments.  Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future Turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital expenditures for 2020; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct.  Actual results may differ materially from the forward-looking statements as a result of various factors.  These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2019 and, if applicable, our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements.  We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, President & CEO Cheryl Maguire, Executive Vice President & CFO (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Mike Gaudreau (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three Months Ended March 31,

	Three Months Ended
	March 31,
	2020	2019
	(In Thousands, Except Per Share Amounts)
Net sales	$83,411	$94,152
Cost of sales	80,860	86,834
Gross profit	2,551	7,318

Selling, general and administrative expense	10,006	7,224
Other expense (income), net	(468)	23
Operating income (loss)	(6,987)	71

Interest expense, net	13,479	10,987
Non-operating other expense (income), net	(675)	224
Loss before provision (benefit) for income taxes	(19,791)	(11,140)
Provision for income taxes	(339)	400
Net loss	(19,452)	(11,540)

Dividends on convertible preferred stocks	75	75
Dividends on Series E redeemable preferred stock	8,307	7,256
Accretion of Series E redeemable preferred stock	504	496
Net loss attributable to common stockholders	$(28,338)	$(19,367)

Basic and dilutive net loss per common share	$(1.01)	$(0.69)

LSB Industries, Inc.

Consolidated Balance Sheets

	March 31,	December 31,
	2020	2019
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$37,483	$22,791
Accounts receivable	51,060	40,203
Allowance for doubtful accounts	(328)	(261)
Accounts receivable, net	50,732	39,942
Inventories:
Finished goods	24,632	21,738
Raw materials	1,671	1,573
Total inventories	26,303	23,311
Supplies, prepaid items and other:
Prepaid insurance	8,722	11,837
Supplies	25,162	24,689
Other	8,833	8,303
Total supplies, prepaid items and other	42,717	44,829
Total current assets	157,235	130,873

Property, plant and equipment, net	928,393	936,474

Other assets:
Operating lease assets	19,149	15,330
Intangible and other assets, net	5,374	5,812
	24,523	21,142

	$1,110,151	$1,088,489

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	March 31,	December 31,
	2020	2019
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$54,010	$58,477
Short-term financing	6,893	9,929
Accrued and other liabilities	40,544	25,484
Current portion of long-term debt	9,665	9,410
Total current liabilities	111,112	103,300

Long-term debt, net	480,837	449,634

Noncurrent operating lease liabilities	14,506	11,404

Other noncurrent accrued and other liabilities	5,154	6,214

Deferred income taxes	35,343	35,717

Commitments and contingencies

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $251,108,000 ($242,800,000 at December 31, 2019)	243,704	234,893
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding; aggregate liquidation preference of $3,085,000 ($3,025,000 at December 31, 2019)	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding; aggregate liquidation preference of $1,267,000 ($1,252,000 at December 31, 2019)	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,283,210 shares issued	3,128	3,128
Capital in excess of par value	196,972	196,833
Retained earnings	29,369	57,632
	232,469	260,593
Less treasury stock, at cost:
Common stock, 1,979,994 shares (2,009,566 shares at December 31, 2019)	12,974	13,266
Total stockholders' equity	219,495	247,327
	$1,110,151	$1,088,489

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, plus loss on extinguishment of debt, plus depreciation, depletion and amortization (DD&A) (which includes DD&A of property, plant and equipment and amortization of intangible and other assets), plus provision for income taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

	Three Months Ended March 31,
	2020	2019

LSB Consolidated ($ in thousands)

Net loss	($19,452)	($11,540)
Plus:
Interest expense	13,479	10,987
Depreciation and amortization	17,907	17,139
Provision (benefit) for income taxes	(339)	400
EBITDA	$11,595	$16,986

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and other property and equipment, one-time income or fees, certain fair market value adjustments, non-cash stock-based compensation, and consulting costs associated with reliability and purchasing initiatives. We historically have performed Turnaround activities on an annual basis; however, we have moved towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred.  Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year. As a result, we believe it is more meaningful for investors to exclude them from our calculation of adjusted EBITDA used to assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments.

LSB Consolidated ($ in thousands)	Three Months Ended March 31,
	2020	2019

EBITDA:	$11,595	$16,986
Stock-based compensation	495	612
Loss (gain) on disposal of assets	(223)	228
Fair market value adjustment on preferred stock embedded derivatives	(637)	201
Consulting costs associated with reliability and purchasing initiatives	576	105
Unrealized loss on commodity contracts	527	-
Legal fees (Leidos)	3,287	932
Adjusted EBITDA	$15,620	$19,064

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to netback which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended March 31,
	2020	2019

Agricultural sales ($ in thousands)	$41,458	$46,820

Less freight	3,970	3,198

Net sales	$37,488	$43,622